Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CABG Medical, Inc.
(A Development Stage Company)
We consent to the incorporation by reference in the registration statement (No. 333-121621) on Form S-8 of CABG Medical, Inc. (a development stage company) of our report dated February 22, 2006, with respect to the balance sheets of CABG Medical, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2005, and for the period from December 3, 1999 (date of inception) to December 31, 2005, which appears in the December 31, 2005, annual report on Form 10-K of CABG Medical, Inc.
Our report dated February 22, 2006, contains an explanatory paragraph that the Company’s board of directors has approved a plan that may result in the liquidation and dissolution of the Company.

/s/ KPMG LLP

Minneapolis, Minnesota
February 27, 2006